EXHIBIT 10.5

STATE OF NORTH CAROLINA
COUNTY OF BUNCOMBE

                         SPLIT-DOLLAR LIFE
                        INSURANCE AGREEMENT

     This Agreement is made and entered into this the 1st day of July, 1992, by and between BLUE RIDGE PRINTING COMPANY, a North Carolina corporation, having its principal place of business in Asheville, North Carolina (hereinafter called the "Employer"), and GLENN W. WILCOX, SR., of Buncombe County, North Carolina (hereinafter called the "Employee"):

     WHEREAS, the life of Employee is insured under Policy No.
8,707,412 (the "Policy") issued by Massachusetts Mutual Life
Insurance Company (the "Company"), which Policy is now owned by Employee; and

     WHEREAS, Employer wishes to help Employee provide insurance on Employee's life for the benefit and protection of such beneficiaries as may be designated from time to time by Employee, by contributing toward payment of the premiums as and when due on said Policy; and

     WHEREAS, the Policy will be assigned by Employee to Employer as security for the repayment of all amounts which Employer will contribute toward payment of the premiums due on the Policy, as hereinafter provided;


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

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed between the Parties hereto as follows:

     1. Ownership of Policy. Employee shall own and may exercise all the rights of ownership with respect to the Policy except as otherwise provided herein and except as denoted in the assignment of the Policy to Employer as hereinafter provided for.

     2. Election of Dividend Option. All dividends declared by the Company on the Policy shall be applied to purchase additional paid up insurance on the life of Employee; provided, however, that this election may be hereafter from time to time modified by Employee or his assignee.

     3. Payment of Premiums on Policy. On or before the date of each premium hereafter becoming due on the Policy, the Employer will pay to the Company the full amount of said premiums.

     4. Employee's Obligation to Employer. Employee shall be obligated to repay to Employer the amount which Employer has heretofore paid or hereafter pays to the Company as premiums on the Policy under Paragraph 3 above, less that portion of each year's premium taxable to Employee under the lower of (i) Internal Revenue Service Table PS-58 or (ii) the cost of a one-year term insurance policy on Employee assuming non-rated insurability as being taxable income to employee. The obligation of Employee to Employer shall be payable as provided in Paragraph 7 and 9 of this Agreement.

     5. Assignment or Termination of Policy. Employee will execute an Assignment, in form attached hereto as Exhibit "A", of the Policy in favor of Employer as security for the repayment of the amount which Employer will pay to the Company under Paragraph 3 above. This Assignment will not be altered or changed without


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

the consent of Employer. Employer shall not be entitled to charge Employee with interest for premiums paid by the Employer pursuant to Paragraph 3 of this Agreement nor for interest on any loans obtained by Employer against the cash value of the Policy.

     6. Additional Policy Benefits and Riders. Employee may, at his expense, add any available rider to the Policy for his own benefit.

     7. Death Claims. When Employee dies, Employer shall be entitled to receive a portion of the death benefits provided under the Policy. The amount to which Employer will be entitled shall be the amount specified in Paragraph 4 above. The receipt of this amount by Employer shall constitute satisfaction of Employee's obligations under Paragraph 4 of this Agreement.

     When Employee dies, the beneficiary or beneficiaries named by Employee or his assignee shall be entitled to receive the amount of the death benefit provided under the Policy in excess of the amount payable to Employer as set out above. This amount shall be paid under any settlement option elected by Employee or his assignee under the terms thereof.

     8. Termination of Agreement. This Agreement shall terminate on the occurrence of any of the following events;

         A.  Cessation of Employer's business;
         B.  Written notice given by any Party hereto to the other
Parties;
         C.  Termination of the employment of Employee;
         D.  Bankruptcy, receivership or dissolution of Employer;


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         E.  Upon the election of Employee if Employer fails for
any reason to make the contribution required by Paragraph 3 of this Agreement toward payment of any premium due on the Policy, provided that any election to terminate this Agreement under this clause must be made within 90 days after the failure to make the required contribution occurs; or

          F.  Repayment in full by Employee of the amounts due
Employer under Paragraph 4 above, provided that upon receipt of such repayment Employer shall release the Assignment of the Policy made by Employee pursuant to Paragraph 5 of this Agreement.

     9. Disposition of Policy on Termination of Agreement. If this Agreement is terminated pursuant to Paragraph 8 of this Agreement, Employee shall have ninety (90) days in which to repay Employer the amount provided in Paragraph 4 above. Upon receipt of this amount, Employer shall release the assignment of the Policy. If Employee does not repay said amount within said ninety (90) days period, Employer may enforce any rights which it has under the assignments of the Policy.

    10. Amendment of Agreement. This Agreement shall not be modified or amended except by a writing signed by the Parties hereto. This Agreement shall be binding upon the heirs, administrators or executors and the successors and assigns of each Party to this Agreement.

    11. Governing Law. This Agreement shall be subject to and shall be construed under the laws of the State of North Carolina.


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     IN WITNESS WHEREOF, the Parties hereto have executed this
Agreement at Asheville, North Carolina, the day and year first above written, the Employer by its duly authorized officers.

                                 BLUE RIDGE PRINTING COMPANY


/s/ Glenn W. Wilcox      (SEAL)  By:  /s/ Glenn W. Wilcox, Sr.
-------------------------             ----------------------------------------
GLENN W. WILCOX, SR.                  President
    (Employee)

                                 ATTEST:  /s/ Molly M. Byrd
                                          ------------------------------------
                                          Secretary

                                          (CORPORATE SEAL)

                                          (Employer)






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